INDEX TO EXHIBIT 99.2

[1]

ITEM 1. FINANCIAL STATEMENTS.

[2]

HI-CRUSH PARTNERS LP
Condensed Consolidated Balance Sheets
(In thousands, except unit amounts)
(Unaudited)

	March 31, 2014(a)	December 31, 2013(a)
Assets
Current assets:
Cash	$11,571	$20,608
Restricted cash	690	690
Accounts receivable	44,540	37,442
Inventories	11,961	22,418
Prepaid expenses and other current assets	2,150	1,625
Total current assets	70,912	82,783
Property, plant and equipment, net	198,092	195,834
Goodwill and intangible assets, net	69,400	71,936
Other assets	3,544	3,808
Total assets	$341,948	$354,361
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$9,752	$10,108
Accrued and other current liabilities	8,314	7,669
Due to sponsor	6,399	10,352
Total current liabilities	24,465	28,129
Long-term debt	124,750	138,250
Asset retirement obligation	4,685	4,628
Total liabilities	153,900	171,007
Commitments and contingencies	—	—
Equity and Partners’ capital:
General partner interest	—	—
Limited partner interests, 28,876,342 and 28,865,171 units outstanding, respectively	142,634	138,580
Class B units, 3,750,000 units outstanding	9,543	9,543
Total partners’ capital	152,177	148,123
Non-controlling interest	35,871	35,231
Total equity and partners' capital	188,048	183,354
Total liabilities, equity and partners’ capital	$341,948	$354,361

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 8.
See Notes to Unaudited Condensed Consolidated Financial Statements.

[3]

HI-CRUSH PARTNERS LP
Condensed Consolidated Statement of Operations
(In thousands, except unit and per unit amounts)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2014(a)	March 31, 2013(a)
Revenues	$70,578	$24,277
Cost of goods sold (including depreciation, depletion and amortization)	44,166	8,920
Gross profit	26,412	15,357
Operating costs and expenses:
General and administrative expenses	6,425	3,308
Exploration expense	—	1
Accretion of asset retirement obligation	57	57
Income from operations	19,930	11,991
Other income (expense):
Interest expense	(1,410)	(314)
Net income	18,520	11,677
Income attributable to non-controlling interest	(148)	(18)
Net income attributable to Hi-Crush Partners LP	$18,372	$11,659
Earnings per unit:
Common units	$0.49	$0.40
Subordinated units	$0.49	$0.40
Weighted average limited partner units outstanding:
Common units	15,233,529	13,644,094
Subordinated units	13,640,351	13,640,351

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 8.
See Notes to Unaudited Condensed Consolidated Financial Statements.

[4]

HI-CRUSH PARTNERS LP
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2014(a)	March 31, 2013(a)
Operating activities:
Net income	$18,520	$11,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	1,476	565
Amortization of intangible assets	2,536	—
Amortization of deferred charges into interest expense	138	75
Management fees paid by Member on behalf of Hi-Crush Augusta LLC	492	263
Accretion of asset retirement obligation	57	57
Loss on replacement of equipment	—	191
Unit based compensation to independent directors and employees	83	100
Changes in operating assets and liabilities:
Accounts receivable	(7,098)	(5,298)
Prepaid expenses and other current assets	(199)	120
Inventories	9,897	2,453
Other assets	125	—
Accounts payable	(52)	(838)
Accrued and other current liabilities	644	1,020
Due to sponsor	(3,953)	6,156
Deferred revenue	—	(1,715)
Net cash provided by operating activities	22,666	14,826
Investing activities:
Capital expenditures for property, plant and equipment	(3,477)	(3,741)
Net cash used in investing activities	(3,477)	(3,741)
Financing activities:
Proceeds from issuance of long-term debt	—	38,250
Repayment of long-term debt	(13,500)	(33,250)
Affiliate financing, net	—	5,615
Loan origination costs	—	(2)
Distributions paid	(14,726)	(17,598)
Net cash used in financing activities	(28,226)	(6,985)
Net increase (decrease) in cash	(9,037)	4,100
Cash:
Beginning of period	20,608	10,498
End of period	$11,571	$14,598
Non-cash investing and financing activities:
Increase (decrease) in accounts payable and accrued and other current liabilities for additions to property, plant and equipment	$677	$(1,568)
Transferred basis of preferred interest in Hi-Crush Augusta LLC	—	—
Cash paid for interest, net of amount capitalized	1,272	255

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 8.
See Notes to Unaudited Condensed Consolidated Financial Statements.

[5]

HI-CRUSH PARTNERS LP
Condensed Consolidated Statement of Partners’ Capital
(In thousands, except unit amounts)
(Unaudited)

			Limited Partners
	General Partner Capital	Sponsor Class B Units	Public Common Unit Capital	Sponsor Common Unit Capital	Sponsor Subordinated Unit Capital	Total Limited Partner Capital	Total Partner Capital	Non-Controlling Interest	Total Equity and Partners' Capital
Balance at January 1, 2014 (a)	$—	$9,543	$88,321	$—	$50,259	$138,580	$148,123	$35,231	$183,354
Issuance of limited partner units to independent directors and employees	—	—	408	—	—	408	408	—	408
Management fees paid by sponsor on behalf of the Partnership (a)	—	—	—	—	—	—	—	492	492
Cash distributions	—	—	(7,769)	—	(6,957)	(14,726)	(14,726)	—	(14,726)
Net income (a)	—	—	9,691	—	8,681	18,372	18,372	148	18,520
Balance at March 31, 2014	$—	$9,543	$90,651	$—	$51,983	$142,634	$152,177	$35,871	$188,048
(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 8.
See Notes to Unaudited Condensed Consolidated Financial Statements

[6]

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)
1. Business and Organization
Hi-Crush Partners LP (together with its subsidiaries, the “Partnership”, “we”, “us” or “our”) is a Delaware limited partnership formed on May 8, 2012 to acquire selected sand reserves and related processing and transportation facilities of Hi-Crush Proppants LLC. In connection with its formation, the Partnership issued a non-economic general partner interest to Hi-Crush GP LLC, our general partner (the “General Partner”, or “Hi-Crush GP”), and a 100.0% limited partner interest to Hi-Crush Proppants LLC (the “sponsor”), its organizational limited partner.
On January 31, 2013, the Partnership entered into an agreement with the sponsor to acquire a preferred interest in Hi-Crush Augusta LLC (“Augusta”), the entity that owned the sponsor’s Augusta facility, which is located in Eau Claire County, Wisconsin, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership. The sponsor does not receive distributions on the Class B units unless certain thresholds are met and until they convert into common units. The preferred interest in Augusta entitled the Partnership to a preferred distribution of up to $3,750 per quarter, or up to $15,000 annually, see Augusta Contribution below.
On June 10, 2013, the Partnership acquired an independent frac sand supplier, D&I Silica, LLC (“D&I”), transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and distributor. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units (See Note 4 – Business Combination – Accounting for Acquisition of D&I). Founded in 2006, D&I is the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales. D&I operates through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire certain equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit facility, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4.25 million common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014 and resulted in net proceeds to the Partnership of $168,463. Upon receipt of these proceeds on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit facility. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta contribution the Partnership owns 98% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit facility with various financial institutions by amending and restating its prior $200,000 revolving credit facility.

[7]

2. Basis of Presentation and Use of Estimates
The accompanying unaudited interim Condensed Consolidated Financial Statements (“interim statements”) of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year. These interim statements should be read in conjunction with the Partnership’s Consolidated Financial Statements for the year ended December 31, 2013, which are included in the Partnership’s Annual Report on Form 10-K filed with the SEC on February 28, 2014 and the recasted financial information included in Exhibit 99.1. The year-end balance sheet data was derived from the audited financial statements, but does not include all disclosures required by GAAP.
The Augusta Contribution was accounted for as a transaction between entities under common control whereby Augusta's net assets were recorded at their historical cost. Therefore, the Partnership's historical financial information was recast to combine Augusta and the Partnership as if the combination had been in effect since inception of the common control. Refer to Note 8 for additional disclosure regarding the Augusta Contribution.
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[8]

3. Significant Accounting Policies
In addition to the significant accounting policies listed below, a comprehensive discussion of our critical accounting policies and estimates is included in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.
Restricted Cash
The Partnership must pledge cash escrow accounts for the benefit of the Pennsylvania Department of Transportation, Bureau of Rail Freight, Ports and Waterways (“PennDot”) to guarantee performance on rail improvement projects partially funded by PennDot. The funds are released when the project is completed.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
A substantial portion of our frac sand is sold under long-term supply agreements, the terms of which expire between 2016 and 2019. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase at the end of the defined cure period, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.
Revenue attributable to silo storage leases is recorded on a straight-line basis over the term of the lease.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The amount recorded on the balance sheet pertaining to the Partnership’s long-term debt outstanding at March 31, 2014 is considered a Level 2 financial instrument as although there is no observable quoted price, the underlying floating rate of interest is based on a published benchmark interest rate that is observable at commonly quoted intervals. As of March 31, 2014, the carrying value of the debt approximated its fair value as it is subject to floating rate interest and there have not been any significant changes to the Partnership’s credit profile since the debt was issued in January 2013.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding common and subordinated units. Basic and diluted net income per unit are the same as there are no potentially dilutive common or subordinated units outstanding.
As the 3,750,000 Class B units do not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, they are not deemed to be participating securities in their current form. In addition, the conversion of the Class B units into common units is fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership as described in Note 10. Therefore, it is possible that the Class B units may never be converted into common units. As such, until all of the defined payment and earnings criteria are satisfied, the Class B units will not be included in our calculation of either basic or diluted earnings per unit.
As described in Note 2, the Partnership's historical financial information has been recast to combine Augusta for all periods presented. The amounts of incremental income or losses recasted to periods prior to the Augusta Contribution are excluded from the calculation of net income per limited partner unit.

[9]

Income Taxes
The Partnership and sponsor are pass-through entities and are not considered taxing entities for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying condensed consolidated financial statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At March 31, 2014 and December 31, 2013, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Recent Accounting Pronouncements
The Partnership has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on the results of operations, financial condition or cash flows, based on current information.

[10]

4. Business Combination – Accounting for Acquisition of D&I
On June 10, 2013, the Partnership acquired D&I, an independent frac sand supplier, transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and supplier. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units, valued at $37,358 as of June 10, 2013.
The acquisition was accounted for under the acquisition method of accounting whereby management assessed the net assets acquired and recognized amounts for the identified assets acquired and liabilities assumed. The total purchase price of $132,517 was allocated to the net assets acquired as follows:

Assets acquired:
Cash	$204
Restricted cash	688
Accounts receivable	17,908
Inventories	10,372
Prepaid expenses and other current assets	809
Property, plant and equipment	39,242
Intangible assets	41,878
Goodwill	33,745
Other assets	113
Total assets acquired	$144,959
Liabilities assumed:
Accounts payable	$11,646
Accrued liabilities and other current liabilities	796
Total liabilities assumed	12,442
Fair value of net assets acquired	$132,517
The operations of D&I have been included in the financial statements prospectively from June 11, 2013.
The following table summarizes the supplemental condensed consolidated statements of operations information on an unaudited pro forma basis as if the acquisition had occurred prior to January 1, 2013. The table includes adjustments that were directly attributable to the acquisition or are not expected to have a future impact on the Partnership. The pro forma results are for illustrative purposes only and are not intended to be indicative of the actual results that would have occurred should the transaction have been consummated at the beginning of the period, nor are they indicative of future results of operations.

Three Months
Ended
March 31, 2013
Pro Forma
Revenues	$52,719
Net income	$15,412
Net income per limited partner unit:
Common units – basic and diluted	$0.50
Subordinated units – basic and diluted	$0.50

The pro forma financial information includes the impact of the following pro forma adjustments:

Three Months
Ended
Pro Forma Debit / (Credit) Adjustments	March 31, 2013
Other general and administrative expenses	$(81)
Interest expense on debt issued to fund acquisition	637
Depreciation and amortization	(198)
Increase in weighted average common units outstanding	1,578,947

[11]

5. Goodwill and Intangible Assets
Changes in goodwill and intangible assets consisted of the following during the three months ended March 31, 2014:

	Goodwill	Intangible Assets
Balance at December 31, 2013	$33,745	$38,191
Amortization expense	—	(2,536)
Balance at March 31, 2014	$33,745	$35,655
Goodwill
As of March 31, 2014, the Partnership had goodwill of $33,745 based on the allocation of the purchase price of its acquisition of D&I.
Intangible Assets
Intangible assets arising from the acquisition of D&I consisted of the following:

	Useful life	March 31, 2014
Supplier agreements	1-20 Years	$21,997
Customer contracts and relationships	1-10 Years	18,132
Other intangible assets	1-3 Years	1,749
Intangible assets		41,878
Less: Accumulated amortization		(6,223)
Intangible assets, net		$35,655
Amortization expense was $2,536 for the three months ended March 31, 2014. The weighted average remaining life of intangible assets was 12 years as of March 31, 2014. As of March 31, 2014, future amortization is as follows:

Fiscal Year	Amortization
2014 (Nine Months)	$2,591
2015	2,967
2016	2,938
2017	2,850
2018	2,850
Thereafter	21,459
$35,655

[12]

6. Inventories
Inventories consisted of the following:

	March 31, 2014	December 31, 2013
Raw material	$756	$706
Work-in-process	3,072	9,075
Finished goods	6,790	11,585
Spare parts	1,343	1,052
	$11,961	$22,418

[13]

7. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	March 31, 2014	December 31, 2013
Buildings	$3,823	$3,815
Mining property and mine development	39,712	39,690
Plant and equipment	110,228	108,627
Rail and rail equipment	20,547	20,421
Transload facilities and equipment	30,514	30,265
Construction-in-progress	3,849	2,683
Property, plant and equipment	208,673	205,501
Less: Accumulated depreciation and depletion	(10,581)	(9,667)
Property, plant and equipment, net	$198,092	$195,834
Depreciation and depletion expense was $1,476 and $565 during the three months ended March 31, 2014 and March 31, 2013, respectively. The Partnership recognized a loss on the replacement of equipment of $191 during the three months ended March 31, 2013.

[14]

8. Acquisition of Hi-Crush Augusta LLC
On January 31, 2013, the Partnership entered into an agreement with our sponsor to acquire 100,000 preferred units in Augusta, the entity that owns our sponsor’s Augusta facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership. A portion of the proceeds of this transaction were used by Augusta to repay assumed bank debt of $33,250 and a one-time distribution of $4,637 to the non-controlling interest. The transaction represented an exchange of ownership interests between entities under common control. As a result, the Class B units were issued at a value of $57,900, offset by the sponsor's historical cost basis in the preferred units of $48,357.
In connection with this acquisition, the Partnership incurred $451 of acquisition related costs during the three months ended March 31, 2013. Such expenses are included in general and administrative expenses in the Partnership's condensed consolidated statement of operations for the three months ended March 31, 2013.
As a preferred unit holder in Augusta, the Partnership voted as a separate class from the common unitholders of Augusta and ranked senior to all other equity classes of Augusta. The preferred units entitled the Partnership to receive a distribution up to $3,750 per quarter, beginning January 1, 2013, plus any unpaid arrearages from prior quarters.
The preferred units in Augusta will automatically convert to common units in Augusta on March 31, 2018 unless (i) there are any arrearages in preferred unit distributions, (ii) the preferred units would not have received, on an as-converted basis, an annualized distribution of at least $10,000 over the preceding four quarters or (iii) the Partnership, with concurrence of the conflicts committee of the board of directors of our General Partner, elects to convert at an earlier time. The number of common units issued upon conversion will be equal to 25% of the then outstanding common units, such that, following the conversion, the Partnership would own 20% of the common units in Augusta.

On April 28, 2014, the Partnership acquired 390,000 common units in Augusta for cash consideration of $224,250. In connection with this acquisition, the Partnership’s preferred equity interest in Augusta was converted into 100,000 common units of Augusta. Following this transaction, the Partnership maintained a 98.0% controlling interest in Augusta's common units, with the sponsor owning the remaining 2.0% of common units.
The Partnership's historical financial information was recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Augusta as if the combination had been in effect since inception of common control. Any material transactions between the Partnership and Augusta have been eliminated. The balance of non-controlling interest as of March 31, 2014 represents the sponsor's interest in Augusta prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recasted net income between the controlling and non-controlling interest, capital transactions between the sponsor have not been allocated on a recasted basis to the common and subordinated unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following tables present our recasted revenues, net income and net income attributable to Hi-Crush Partners LP per limited partner unit giving effect to the Augusta Contribution, as reconciled to the revenues, net income and net income attributable to Hi-Crush Partners LP per limited partnership unit of the Partnership.

	Three Months Ended March 31, 2014
	Partnership			Partnership
	Historical	Augusta	Eliminations	Recasted
Revenues	$55,828	$17,583	$(2,833)	$70,578
Net income	$14,263	$7,394	$(3,137)	$18,520
Net income attributable to Hi-Crush Partners LP per limited partner unit	$0.49			$0.64

	Three Months Ended March 31, 2013
	Partnership			Partnership
	Historical	Augusta	Eliminations	Recasted
Revenues	$19,628	$5,057	$(408)	$24,277
Net income	$10,783	$894	$—	$11,677
Net income attributable to Hi-Crush Partners LP per limited partner unit	$0.40			$0.43

[15]

9. Long-Term Debt
Long-term debt consisted of the following:

	March 31, 2014	December 31, 2013
Partnership credit facility	$124,750	$138,250
Less: current portion of long-term debt	—	—
	$124,750	$138,250
Partnership Credit Facility
On August 21, 2012, the Partnership entered into a credit agreement (the “Credit Agreement”) providing for a new $100,000 senior secured revolving credit facility (the “Credit Facility”) with a term of four years. In connection with our acquisition of a preferred interest in Augusta, on January 31, 2013, the Partnership entered into a consent and first amendment to the Credit Agreement whereby the lending banks, among other things, (i) consented to the amendment and restatement of the partnership agreement of the Partnership and (ii) agreed to amend the Credit Agreement to permit the acquisition by the Partnership of a preferred equity interest in Hi-Crush Augusta LLC. On May 9, 2013, the Partnership entered into a commitment increase agreement and second amendment to the Credit Agreement whereby the lending banks, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of lenders to the lending bank group. The Credit Facility is available to fund working capital and general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under the Credit Facility are secured by substantially all of the Partnership’s assets, including its preferred equity interest in Augusta.
Loans under the Credit Facility bear interest at a floating rate based upon the Partnership’s leverage ratio, equal to, at the Partnership’s option, either (a) a base rate plus a range from 150 to 250 basis points per annum or (b) a LIBOR rate, plus a range of 250 to 350 basis points. The base rate is established as the highest of (i) the U.S. prime rate, (ii) daily one-month LIBOR plus 100 basis points and (iii) the federal funds rate plus 0.50%. The unused portion of the Credit Facility is subject to a commitment fee calculated based upon the Partnership’s leverage ratio ranging from 0.375% to 0.50% per annum. Upon any event of default, the interest rate shall, upon the request of the lenders holding a majority of the commitments, be increased by 2.0% per annum for the period during which the event of default exists.
The Credit Agreement contains customary representations and warranties, affirmative covenants, negative covenants and events of default. The negative covenants include restrictions on the Partnership’s ability to incur additional indebtedness, acquire and sell assets, create liens, make investments and make distributions.
The Credit Agreement requires the Partnership to maintain a leverage ratio (as such term is defined in the Credit Agreement) of not more than 3.00 to 1.00, which may increase to up to 3.50 to 1.00 during specified periods following a permitted acquisition, and a minimum interest coverage ratio (as such term is defined in the Credit Agreement) of not less than 2.50 to 1.00. Under the second amendment, the Partnership agreed to a term out feature under which $50,000 of borrowings would convert to a term loan due August 21, 2016 if the outstanding borrowings under the revolver exceeded $125,000 for four consecutive quarters. If balances are outstanding on a term loan, the Partnership would be required to maintain a debt service coverage ratio (as such term is defined in the Credit Agreement) of not less than 1.50 to 1.00.
If an event of default (as defined the Credit Agreement) occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the Credit Facility, termination of the commitments under the Credit Facility and all remedial actions available to a secured creditor. As of March 31, 2014, we were in compliance with the covenants contained in the Credit Facility.
As of March 31, 2014, we had $124,750 indebtedness and $73,743 of undrawn borrowing capacity ($200,000, net of $124,750 indebtedness and $1,507 letter of credit commitments) under our Credit Facility. The outstanding balance was paid in full on April 15, 2014 and carried an interest rate of 3.15% as of March 31, 2014.

[16]

10. Equity
As of March 31, 2014, our sponsor owned 13,640,351 subordinated units and 3,750,000 Class B units, representing a 47.2% ownership interest in the limited partner units and a 100% ownership interest in the Class B units of the Partnership. In addition, our sponsor is the owner of our General Partner.
Long-Term Incentive Plan
On August 21, 2012, Hi-Crush GP adopted the Hi-Crush Partners LP Long Term Incentive Plan (the “Plan”) for employees, consultants and directors of Hi-Crush GP and those of its affiliates, including our sponsor, who perform services for the Partnership. The Plan consists of restricted units, unit options, phantom units, unit payments, unit appreciation rights, other equity-based awards, distribution equivalent rights, and performance awards. The Plan limits the number of common units that may be issued pursuant to awards under the Plan to 1,364,035 units. Common units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by Hi-Crush GP’s Board of Directors or a committee thereof.
The Partnership issued 4,149 and 5,522 common units to its independent directors during the three months ended March 31, 2014 and March 31, 2013, respectively. During the three months ended March 31, 2014, the Partnership issued 7,022 common units to its employees. In connection with these issuances, the Partnership recognized general and administrative expense of $83 and $100 during the three months ended March 31, 2014 and March 31, 2013, respectively.
Class B Units
On January 31, 2013, the Partnership issued 3,750,000 subordinated Class B units and paid $37,500 in cash to our sponsor in return for 100,000 preferred equity units in our sponsor’s Augusta facility. Our sponsor does not receive distributions on the Class B units until converted into common units of the Partnership. The Class B units are eligible for conversion into common units once the Partnership has, for two consecutive quarters, (i) generated operating surplus at least equal to $2.31 per common unit, subordinated unit and Class B unit on an annualized basis and (ii) paid $2.10 per unit in annualized distributions on each common and subordinated unit, or 110% of the current minimum quarterly distribution for a period of two consecutive quarters, and our General Partner has determined, with the concurrence of the conflicts committee of the board of directors of our General Partner, that we are expected to maintain such performance for at least two succeeding quarters. Class B units do not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses.
Allocations of Net Income
Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders (excluding Class B unitholders) and our General Partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to our sponsor.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after minimum quarterly distribution and target distribution levels exceed $0.54625 per unit per quarter. Our sponsor currently holds the incentive distribution rights, but it may transfer these rights at any time.

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Distributions
Our partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that our common and subordinated unitholders and our sponsor will receive.
Our distributions have been as follows:

Declaration Date	Amount Declared Per Unit (a)	Record Date	Date Paid	Amount Paid
January 17, 2013	$0.4750	February 1, 2013	February 15, 2013	$12,961
April 16, 2013	$0.4750	May 1, 2013	May 15, 2013	$12,961
July 17, 2013	$0.4750	August 1, 2013	August 15, 2013	$13,711
October 17, 2013	$0.4900	November 1, 2013	November 15, 2013	$14,144
January 15, 2014	$0.5100	January 31, 2014	February 14, 2014	$14,726
April 16, 2014	$0.5250	May 1, 2014	May 15, 2014	$17,391

(a)	For all common and subordinated units, no distributions were declared for our holders of incentive distribution rights or the holders of our Class B units.
For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the subordinated units are treated as the residual equity interest, or common equity. Incentive distribution rights are treated as participating securities. As the Class B units do not have rights to share in the Partnership’s periodic earnings, whether through participation in its distributions or through an allocation of its undistributed earnings or losses, they are not participating securities in their current form. In addition, the conversion of the Class B units into common units is fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership as described in this Note 10. Therefore, it is possible that the Class B units may never be converted into common units. As such, until all of the defined payment and earnings criteria are satisfied, the Class B units will not be included in our calculation of either basic or diluted earnings per unit.
Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive such distributions. Any unpaid cumulative distributions are allocated to the appropriate class of equity.
Each period the Partnership determines the amount of cash available for distributions in accordance with the partnership agreement. The amount to be distributed to common unitholders, subordinated unitholders and incentive distribution rights holders is based on the distribution waterfall in the partnership agreement. Net earnings for the period are allocated to each class of partnership interest based on the distributions to be made. Additionally, if, during the subordination period, the Partnership does not have enough cash available to make the required minimum distribution to the common unit holders, the Partnership will allocate net earnings to the common unit holders based on the amount of distributions in arrears. When actual cash distributions are made based on distributions in arrears, those cash distributions will not be allocated to the common unitholders, as such earnings were allocated in previous periods.
Net income attributable to our limited partner unitholders is as follows during the three months ended March 31, 2014 (in thousands, except per unit amounts):

	Common Unitholders	Subordinated Unitholders
Subsequent distributions declared (See Note 16)	10,230	7,161
Undistributed earnings (deficit)	(539)	1,520
Limited partners’ interest in net income	$9,691	$8,681
Subsequent distributions declared (per unit)	$0.5250	$0.5250
During the three months ended March 31, 2014, no net income was attributable to our Class B units or the holders of incentive distribution rights.
Recasted Augusta Equity Transactions
During the three months ended March 31, 2014, the sponsor provided $492 of management services and other expenses paid on behalf of Augusta. Such costs are recognized as non-cash capital contributions by the non-controlling interest in the accompanying financial statements.

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11. Related Party Transactions
Effective August 16, 2012, our sponsor entered into a services agreement (the “Services Agreement”) by and among the General Partner, Hi-Crush Services LLC (“Hi-Crush Services”) and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, salary, bonus, incentive compensation, rent and other administrative expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the three months ended March 31, 2014 and March 31, 2013, the Partnership incurred $1,969 and $817, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other. As of March 31, 2014, an outstanding balance of $6,399 payable to our sponsor is maintained as a current liability under the caption “Due to sponsor.”

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12. Segment Reporting
The Partnership manages, operates and owns assets utilized to supply frac sand to its customers. It conducts operations through its one operating segment titled "Frac Sand Sales". This reporting segment of the Partnership is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

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13. Commitments and Contingencies
The Partnership enters into sales contracts with customers. These contracts establish minimum annual sand volumes that the Partnership is required to make available to such customers under initial terms ranging from three to six years. Through March 31, 2014, no payments for non-delivery of minimum annual sand volumes have been made by the Partnership to these customers under these contracts.
D&I has entered into long-term supply agreements with certain of its suppliers which include requirements to purchase certain volumes and grades of sands at specified prices. The quantities set forth in such agreements are not in excess of our current requirements.
The Partnership has entered into royalty agreements under which it is committed to pay royalties on sand sold from the Wyeville and Augusta facilities for which the Partnership has received payment. Royalty expense is recorded as the sand is sold and the royalty payment is paid based on sand volumes sold and paid for by the customer. Royalty expense is included in costs of goods sold. Royalty expense was $2,913 and $1,254 for the three months ended March 31, 2014 and March 31, 2013, respectively.
The Partnership has long-term leases for rail access, railcars and equipment at its terminal sites, which are also under long-term lease agreements with various railroads. As of March 31, 2014, future minimum operating lease payments are as follows:

Fiscal Year	Amount
2014 (Nine Months)	$5,397
2015	6,721
2016	5,762
2017	5,546
2018	5,003
Thereafter	7,434
$35,863
From time to time the Partnership may be subject to various claims and legal proceedings which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.
In May 2012, Hi-Crush Operating LLC entered into a supply agreement for frac sand with Baker Hughes Oilfield Operations, Inc. (“Baker Hughes”). On September 19, 2012, Baker Hughes provided notice that it was terminating the contract and on November 12, 2012, Hi-Crush Operating LLC formally terminated the supply agreement and filed suit in the State District Court of Harris County, Texas. On October 8, 2013, Hi-Crush Operating LLC entered into a settlement agreement with Baker Hughes pursuant to which Hi-Crush Operating LLC and Baker Hughes agreed to jointly dismiss the lawsuit between the parties and, in connection with the settlement, the parties entered into a six-year supply agreement that requires Baker Hughes to purchase minimum volumes of frac sand each month.
Following the Partnership’s November 2012 announcement that Hi-Crush Operating LLC had formally terminated its supply agreement with Baker Hughes in response to the repudiation of the agreement by Baker Hughes, the Partnership, our General Partner, certain of its officers and directors and its underwriters were named as defendants in purported securities class action lawsuits brought by the Partnership’s unitholders in the United States District Court for the Southern District of New York. On February 11, 2013, the lawsuits were consolidated into one lawsuit, styled In re: Hi-Crush Partners L.P. Securities Litigation, No. 12-Civ-8557 (CM). A consolidated amended complaint was filed on February 15, 2013. That complaint asserted claims under sections 11, 12(a)(2), and 15 of the Securities Act and sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with the Partnership’s Registration Statement and a subsequent presentation. Among other things, the consolidated amended complaint alleges that defendants failed to disclose to the market certain alleged information relating to Baker Hughes’ repudiation of the supply agreement. On March 22, 2013, the Partnership filed a motion to dismiss the complaint. On December 2, 2013, the court issued an order dismissing the claims relating to the Partnership’s Registration Statement, but did not dismiss the claims relating to alleged misrepresentations concerning the Partnership’s relationship with Baker Hughes after the Partnership’s initial public offering. The Partnership and the remaining defendants in the lawsuit have filed answers to the complaint. The Partnership believes the case is without merit and intends to vigorously defend itself. The Partnership cannot provide assurance, however, as to the outcome of this lawsuit.
On December 20, 2013, Stephen Bushansky, a purported unitholder of the Partnership, filed a lawsuit, derivatively on behalf of the Partnership, against our general partner and certain of its officers and directors, in an action styled Bushansky v. Hi-Crush GP LLC, Cause No. 2013-76463, in the 215th Judicial District Court, Harris County, Texas. The lawsuit alleged that by failing to disclose Baker Hughes’ attempted repudiation of its supply agreement with Hi-Crush Operating LLC prior to the Partnership’s November 2012 announcement terminating the agreement, defendants failed to design and implement an effective system of

[21]

internal controls to prevent the Partnership from violating federal securities laws. Plaintiff asserted a claim for breach of fiduciary duties of good faith, care, loyalty, reasonable inquiry, oversight and supervision. Plaintiff also asserted that the defendants aided and abetted in one another’s breaches of fiduciary duties and sought relief from defendants on the theory of indemnity for all damages that occurred as a result of defendants’ alleged violations. On January 29, 2014, defendants filed a motion to dismiss, plea to the jurisdiction, or in the alternative, motion to stay based on the mandatory contractual forum selection clause in our partnership agreement. On March 7, 2014, the court granted defendants' motion to dismiss without prejudice.

[22]

14. Asset Retirement Obligation
Although the ultimate amount of reclamation and closure costs to be incurred is uncertain, the Partnership maintained a post-closure reclamation and site restoration obligation as follows:

Balance at December 31, 2013	$4,628
Additions to liabilities	—
Accretion expense	57
Balance at March 31, 2014	$4,685

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15. Supplemental Condensed Consolidating Financial Information
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the current subsidiaries of Hi-Crush Partners LP (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) as of March 31, 2014 was a 100% directly or indirectly owned subsidiary of the Partnership (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of December 31, 2013, the guarantors were our sole subsidiaries, other than Hi-Crush Finance Corp., which was our 100% owned subsidiary.
Effective April 28, 2014, the Partnership formed Hi-Crush Acquisition Co. LLC, a 100% owned subsidiary, and maintained a 98.0% ownership in the common units of Augusta. As a result of the Augusta Contribution, the Partnership's historical financial information was recast to combine Augusta and the Partnership as if the combination had been in effect since inception of common control.
As of March 31, 2014, the Partnership had no assets or operations independent of its subsidiaries, and there are no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. None of the assets of our subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).
For the purpose of the following financial information, the Partnership's investments in its subsidiaries are presented in accordance with the equity method of accounting. The operations, cash flows and financial position of the co-issuer are not material and therefore have been included with the parent's financial information.
Condensed consolidating financial information for the Partnership and its combined guarantor and combined non-guarantor subsidiaries is as follows for the dates and periods indicated.

Condensed Consolidating Balance Sheet

[24]

As of March 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$120	$7,238	$4,213	$—	$11,571
Restricted cash	—	690	—	—	690
Accounts receivable	—	38,501	6,039	—	44,540
Intercompany receivables	—	68,714	3,815	(72,529)	—
Inventories	—	8,413	3,884	(336)	11,961
Prepaid expenses and other current assets	1,071	943	136	—	2,150
Total current assets	1,191	124,499	18,087	(72,865)	70,912
Property, plant and equipment, net	6	114,306	83,780	—	198,092
Goodwill and intangible assets, net	—	69,400	—	—	69,400
Investment in consolidated affiliates	347,887	—	—	(347,887)	—
Other assets	1,335	2,209	—	—	3,544
Total assets	$350,419	$310,414	$101,867	$(420,752)	$341,948
Liabilities, Equity and Non-Controlling Interest
Current liabilities:
Accounts payable	$135	$7,956	$1,661	$—	$9,752
Accrued and other current liabilities	465	4,341	3,508	—	8,314
Intercompany payables	72,529	—	—	(72,529)	—
Due to sponsor	363	834	5,202	—	6,399
Total current liabilities	73,492	13,131	10,371	(72,529)	24,465
Long-term debt	124,750	—	—	—	124,750
Asset retirement obligation	—	1,702	2,983	—	4,685
Total liabilities	198,242	14,833	13,354	(72,529)	153,900
Commitments and contingencies	—	—	—	—	—
Equity and Non-Controlling Interest:
Equity	152,177	295,581	52,642	(348,223)	152,177
Non-controlling interest	—	—	35,871	—	35,871
Total equity and non-controlling interest	152,177	295,581	88,513	(348,223)	188,048
Total liabilities, equity and non-controlling interest	$350,419	$310,414	$101,867	$(420,752)	$341,948

Condensed Consolidating Balance Sheet

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As of December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$12,056	$3,991	$4,561	$—	$20,608
Restricted cash	—	690	—	—	690
Accounts receivable	—	31,581	5,861	—	37,442
Intercompany receivables	—	54,468	1,311	(55,779)	—
Inventories	—	16,265	7,102	(949)	22,418
Prepaid expenses and other current assets	573	859	193	—	1,625
Total current assets	12,629	107,854	19,028	(56,728)	82,783
Property, plant and equipment, net	7	113,335	82,492	—	195,834
Goodwill and intangible assets, net	—	71,936	—	—	71,936
Investment in consolidated affiliates	329,604	—	—	(329,604)	—
Other assets	1,467	2,341	—	—	3,808
Total assets	$343,707	$295,466	$101,520	$(386,332)	$354,361
Liabilities, Equity and Non-Controlling Interest
Current liabilities:
Accounts payable	$219	$8,087	$1,802	$—	$10,108
Accrued and other current liabilities	459	3,917	3,293	—	7,669
Intercompany payables	55,779	—	—	(55,779)	—
Due to sponsor	877	382	9,093	—	10,352
Total current liabilities	57,334	12,386	14,188	(55,779)	28,129
Long-term debt	138,250	—	—	—	138,250
Asset retirement obligation	—	1,673	2,955	—	4,628
Total liabilities	195,584	14,059	17,143	(55,779)	171,007
Commitments and contingencies	—	—	—	—	—
Equity and Non-Controlling Interest:
Equity	148,123	281,407	49,146	(330,553)	148,123
Non-controlling interest	—	—	35,231	—	35,231
Total equity and non-controlling interest	148,123	281,407	84,377	(330,553)	183,354
Total liabilities, equity and non-controlling interest	$343,707	$295,466	$101,520	$(386,332)	$354,361

Condensed Consolidating Statements of Operations

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	For the Three Months Ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$55,828	$17,583	$(2,833)	$70,578
Cost of goods sold (including depreciation, depletion and amortization)	—	38,322	9,290	(3,446)	44,166
Gross profit	—	17,506	8,293	613	26,412
Operating costs and expenses:
General and administrative expenses	2,308	3,283	834	—	6,425
Exploration expense	—	—	—	—	—
Accretion of asset retirement obligation	—	29	28	—	57
Income from operations	(2,308)	14,194	7,431	613	19,930
Other income (expense):
Earnings from consolidated affiliates	22,034	—	—	(22,034)	—
Interest expense	(1,354)	(19)	(37)	—	(1,410)
Net income	18,372	14,175	7,394	(21,421)	18,520
Income attributable to non-controlling interest	—	—	(148)	—	(148)
Net income attributable to Hi-Crush Partners LP	$18,372	$14,175	$7,246	$(21,421)	$18,372

	For the Three Months Ended March 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$19,628	$5,057	$(408)	$24,277
Cost of goods sold (including depreciation, depletion and amortization)	—	5,782	3,546	(408)	8,920
Gross profit	—	13,846	1,511	—	15,357
Operating costs and expenses:
General and administrative expenses	2,415	304	589	—	3,308
Exploration expense	—	1	—	—	1
Accretion of asset retirement obligation	—	29	28	—	57
Income from operations	(2,415)	13,512	894	—	11,991
Other income (expense):
Earnings from consolidated affiliates	14,388	—	—	(14,388)	—
Interest expense	(314)	—	—	—	(314)
Net income	11,659	13,512	894	(14,388)	11,677
Income attributable to non-controlling interest	—	—	(18)	—	(18)
Net income attributable to Hi-Crush Partners LP	$11,659	$13,512	$876	$(14,388)	$11,659

Condensed Consolidating Statements of Cash Flows

[27]

	For the Three Months Ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$16,290	$21,558	$7,896	$(23,078)	$22,666
Investing activities:
Capital expenditures for property, plant and equipment	—	(1,561)	(1,916)	—	(3,477)
Net cash used in investing activities	—	(1,561)	(1,916)	—	(3,477)
Financing activities:
Repayment of long-term debt	(13,500)	—	—	—	(13,500)
Affiliate financing, net	—	—	(2,578)	2,578	—
Advances to parent, net	—	(16,750)	—	16,750	—
Distributions paid	(14,726)	—	(3,750)	3,750	(14,726)
Net cash provided by (used in) financing activities	(28,226)	(16,750)	(6,328)	23,078	(28,226)
Net increase (decrease) in cash	(11,936)	3,247	(348)	—	(9,037)
Cash:
Beginning of period	12,056	3,991	4,561	—	20,608
End of period	$120	$7,238	$4,213	$—	$11,571

	For the Three Months Ended March 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$9,939	$8,527	$480	$(4,120)	$14,826
Investing activities:
Investment in Hi-Crush Augusta LLC	(37,500)	—	—	37,500	—
Capital expenditures for property, plant and equipment	—	(1,845)	(1,896)	—	(3,741)
Net cash used in investing activities	(37,500)	(1,845)	(1,896)	37,500	(3,741)
Financing activities:
Proceeds from issuance of long-term debt	38,250	—	—	—	38,250
Repayment of long-term debt	—	—	(33,250)	—	(33,250)
Affiliate financing, net	5,615	—	5,880	(5,880)	5,615
Advances to parent, net	—	(10,000)	—	10,000	—
Issuance of preferred units to parent	—	—	37,500	(37,500)	—
Loan origination costs	(2)	—	—	—	(2)
Distributions paid	(12,961)	—	(4,637)	—	(17,598)
Net cash provided by (used in) financing activities	30,902	(10,000)	5,493	(33,380)	(6,985)
Net increase (decrease) in cash	3,341	(3,318)	4,077	—	4,100
Cash:
Beginning of period	—	10,498	—	—	10,498
End of period	$3,341	$7,180	$4,077	$—	$14,598

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16. Subsequent Events
On April 16, 2014, we declared a cash distribution totaling $17,391, or $0.5250 per common and subordinated unit. This distribution will be paid on May 15, 2014 to unitholders of record on May 1, 2014. No distributions were declared for our holders of incentive distribution rights or Class B units.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with our unaudited condensed financial statements and accompanying notes in “Item 1. Financial Statements” contained herein and our audited financial statements as of December 31, 2013, included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 28, 2014. The information provided below supplements, but does not form part of, our unaudited condensed financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. See “Forward-Looking Statements” in this Quarterly Report on Form 10-Q. All amounts are presented in thousands except tonnage, acreage or per unit data, or where otherwise noted.

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Overview
We are a pure play, low-cost, domestic producer and supplier of premium monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves consist of “Northern White” sand, a resource existing predominately in Wisconsin and limited portions of the upper Midwest region of the United States, which is highly valued as a preferred proppant because it exceeds all American Petroleum Institute (“API”) specifications. We own, operate and develop sand reserves and related excavation and processing facilities and will seek to acquire or develop additional facilities. Our 651-acre facility with integrated rail infrastructure, located near Wyeville, Wisconsin (the “Wyeville facility”) enables us to process and cost-effectively deliver approximately 1,600,000 tons of frac sand per year. Following the Augusta Contribution, which is described below, we also own a 98% interest in Hi-Crush Augusta LLC (“Augusta”), which owns a 1,187-acre facility with integrated rail infrastructure, located in Eau Claire County, Wisconsin (the “Augusta facility”), which enables us to process and cost-effectively deliver a further 1,600,000 tons of frac sand per year.
A substantial portion of our frac sand production is sold to leading pressure pumping service providers under long-term contracts that require our customers to pay a specified price for a specified volume of frac sand each month. On May 13, 2013, we entered into an amendment to a supply agreement with one of our customers. The terms of the amendment covered the period from April 1, 2013 to December 31, 2013 and involved a price reduction under the supply agreement in exchange for an increase in contracted frac sand volume at the Wyeville facility for that period. The increase was offset by a decrease in volumes sold to the customer from the Augusta facility. On October 8, 2013, we entered into a six-year supply agreement with Baker Hughes Oilfield Operations, Inc. (“Baker Hughes”) that requires Baker Hughes to purchase minimum volumes of frac sand each month. On March 31, 2014, we entered into a three-year supply agreement with U.S. Well Services, LLC that requires U.S. Well Services, LLC to purchase minimum volumes of frac sand each month. This supply agreement was subsequently amended on April 25, 2014 to, among other things, increase the number of committed volumes and extend the term by two years. On April 8, 2014, we entered into an amendment to our supply agreement with FTS International Services, LLC to, among other things, significantly increase the number of committed volumes under the supply agreement and extend the term of the supply agreement. On May 5, 2014, we entered into an amended and restated amendment to our supply agreement with Weatherford U.S., L.P. (“Weatherford”) to, among other things, significantly increase the number of committed volumes under the supply agreement and extend the term for an additional five years beyond the initial term of the agreement. As of May 5, 2014, we had contracted to sell 3.2 million tons in 2014 and 4.0 million tons in 2015 from our production facilities and destination terminals.  As of May 5, 2014, the contracts had an average remaining life of 4 years.
On June 10, 2013, we acquired D&I Silica, LLC (“D&I”), an independent frac sand supplier, transforming us into an integrated Northern White frac sand producer, transporter, marketer and distributor. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units. Founded in 2006, D&I is the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales. D&I operates through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.
On May 9, 2013, we entered into a commitment increase agreement and second amendment to our revolving credit facility whereby the lending banks, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of lenders to the lending bank group. On June 10, 2013, we drew $100,000 under our Credit Facility to fund the acquisition of D&I.
On January 31, 2013, we entered into an agreement with our sponsor to acquire a preferred interest in Augusta for $37,500 in cash and 3.75 million Class B units in the Partnership. Our sponsor does not receive distributions on the Class B units unless certain thresholds are met and until they convert into common units. The preferred interest in Augusta entitled us to a preferred distribution of up to $3,750 per quarter, or $15,000 annually, see Augusta Contribution below.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire certain equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit facility, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4.25 million common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014 and resulted in net proceeds to the Partnership of $168,463. Upon receipt of these proceeds on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit facility. The Augusta Contribution closed on April 28, 2014, and at closing the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owns 98% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit facility with various financial institutions by amending and restating its prior $200,000 revolving credit facility.

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Basis of Presentation
The following discussion of our historical performance and financial condition is derived from the historical financial statements.
Factors Impacting Comparability of Our Financial Results
Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future principally for the following reasons:

•
We completed our acquisition of D&I in June 2013. On June 10, 2013, we acquired D&I, an independent frac sand supplier, transforming us into an integrated Northern White frac sand producer, transporter, marketer and distributor. As a result of the acquisition, we now operate through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.

•
We constructed additional equipment and silo storage facilities to produce and ship 100 mesh product. During the third quarter of 2013, we began selling 100 mesh product to customers. During the first quarter of 2014, we completed construction of additional equipment and silo storage facilities to store 100 mesh product at our Wyeville facility.

•
We are incurring increased interest expense on our credit facility as a result of our acquisition of D&I and a preferred interest in Augusta. As of January 1, 2013, we did not have any indebtedness outstanding. In January 2013, in connection with our acquisition of a preferred interest in Augusta, we drew $38,250 under our credit facility. In June 2013, in connection with our acquisition of D&I, we drew $100,000 under our credit facility. In March 2014, we repaid $13,500 under our credit facility. The outstanding balance of $124,750 carries an interest rate of 3.15% as of March 31, 2014. This balance was repaid in full on April 15, 2014 with the proceeds from a public offering of our common units.

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Our Assets and Operations
We own and operate the Wyeville facility which is located in Monroe County, Wisconsin and, as of December 31, 2013, contained 62.6 million tons of proven, recoverable saleable sand reserves. As of April 28, 2014, we own a 98% interest in the Augusta facility, which is located in Eau Claire County, Wisconsin and, as of December 31, 2013, contained 46.8 million tons of proven, recoverable sand reserves. According to John T. Boyd, a leading mining consulting firm focused on the mineral and natural gas industries (“John T. Boyd”), our proven reserves at these facilities consist of coarse grade Northern White sand exceeding API specifications. Analysis of our sand at these facilities by independent third-party testing companies indicates that it demonstrates characteristics exceeding API specifications with regard to crush strength, turbidity and roundness and sphericity.
During the third quarter of 2013, we began selling 100 mesh product to customers. During the first quarter of 2014, we completed construction of additional equipment and silo storage facilities to store 100 mesh product at our Wyeville facility.
As of May 5, 2014, we had contracted to sell 3.2 million tons in 2014 and 4.0 million tons in 2015 from our production facilities and destination terminals. Based on reserve reports prepared by John T. Boyd, and assuming production at our rated capacity of 3,200,000 tons per year, our production facilities have an implied average 34-year reserve life as of December 31, 2013.
As of March 31, 2014, we operated 12 destination rail-based terminal locations throughout the Marcellus and Utica shale basins. Our destination terminals include 251,600 tons of rail storage capacity and 31,600 tons of silo storage capacity. Our Minerva, Pittston, Smithfield and Wellsboro terminals are capable of accommodating unit trains.
We are continuously looking to increase the number of destination terminals we operate and expand our geographic footprint, allowing us to further enhance our customer service and putting us in a stronger position to take advantage of opportunistic short term pricing agreements. Our destination terminals are strategically located to provide access to Class I railroads, which enables us to cost effectively ship product from our production facilities in Wisconsin. We also have the ability to connect to short-line railroads as necessary to meet our customers’ evolving in-basin product needs. As of March 31, 2014, we leased or owned 1,201 railcars used to transport our sand from origin to destination.

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How We Generate Revenue
We generate revenue by excavating, processing and delivering frac sand. A substantial portion of our frac sand is sold to our customers under long-term contracts that require our customers to pay a specified price for a specified annual volume of sand, which contracts have current terms expiring between 2016 and 2019. Each contract defines the minimum volume of frac sand that the customer is required to purchase monthly and annually, the volume that we are required to make available, the technical specifications of the product, the price per ton and liquidated damages in the event either we or the customer fails to meet minimum requirements. Prices in our current contracts are typically fixed for the entire term of the contracts. As a result, our revenue over the duration of these contracts may not follow broader industry pricing trends. If we have excess production and market conditions are favorable, we may elect to sell frac sand through short term pricing agreements.
Delivery of sand to our customers may occur at the rail origin or at the destination terminal. We generate service revenues through performance of transportation services including railcar storage fees, transload services, silo storage and other miscellaneous services performed on behalf of our customers. In addition to our frac sand and service revenues, we lease silo space to customers under long-term lease agreements, which typically require monthly payments over the term of the lease.
Due to sustained freezing temperatures in our area of operation during winter months, it is industry practice to halt excavation activities and operation of the wet plant during those months. As a result, we excavate and wash sand in excess of current delivery requirements during the months when those facilities are operational. This excess sand is placed in stockpiles that feed the dry plant and fill customer orders throughout the year.

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Costs of Conducting Our Business
The principal expenses involved in production of raw frac sand are excavation costs, labor, utilities, maintenance and royalties. We have a contract with a third party to excavate raw frac sand, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant. We pay a fixed price per ton excavated and delivered without regard to the amount of sand excavated that meets API specifications. Accordingly, we incur excavation costs with respect to the excavation of sand and other materials from which we ultimately do not derive revenue (rejected materials), and for sand which is still to be processed through the dry plant and not yet sold. However, the ratio of rejected materials to total amounts excavated has been, and we believe will continue to be, in line with our expectations, given the extensive core sampling and other testing we undertook at our facilities.
Labor costs associated with employees at our processing facility represent the most significant cost of converting raw frac sand to finished product. We incur utility costs in connection with the operation of our processing facility, primarily electricity and natural gas, which are both susceptible to fluctuations. Our facilities require periodic scheduled maintenance to ensure efficient operation and to minimize downtime. Excavation, direct and indirect labor, utilities and maintenance costs are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold.
We pay royalties to third parties at our facilities at various rates, as defined in the individual royalty agreements, at an aggregate rate of approximately $2.50 to $6.15 per ton of sand excavated, delivered at our on-site rail facilities and paid for by our customers.
The principal expenses involved in distribution of raw sand are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent.
We purchase sand through long-term supply agreements with third parties at a fixed price per ton, and also through the spot market. We incur transportation costs including trucking, rail freight charges and fuel surcharges when transporting our sand from its origin to destination. We utilize a diverse base of railroads to transport our sand and transportation costs are typically negotiated through long-term working relationships.
In addition to our sand and transportation costs, we incur other costs, some of which are passed through to our customers. For example, we incur terminal switch fees payable to the railroads when they transport to certain of our locations along with demurrage and storage fees. We also pay demurrage and storage fees when we utilize system railcars as additional storage capacity at our terminals. Other key components involved in transporting and offloading our sand shipments include on-site labor and railcar rental fees.
We incur general and administrative costs related to our corporate operations. Under our partnership agreement and the services agreement with our sponsor and our general partner, our sponsor has discretion to determine, in good faith, the proper allocation of costs and expenses to us for its services, including expenses incurred by our general partner and its affiliates on our behalf. The allocation of such costs are based on management’s best estimate of time and effort spent on the respective operations and facilities. Under these agreements, we reimburse our sponsor for all direct and indirect costs incurred on our behalf.

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How We Evaluate Our Operations
We utilize various financial and operational measures to evaluate our operations. Management measures the performance of the Partnership through performance indicators, including gross profit, production costs, and earnings before interest, taxes, depreciation and amortization (“EBITDA”), and distributable cash flow.
Gross Profit and Production Costs
Price per ton excavated is fixed, and royalties are generally fixed based on tons excavated, delivered and paid for. Considering this largely fixed cost base, our production costs will largely be affected by our ability to control other direct and indirect costs associated with processing frac sand. We use production costs, which we define as costs of goods sold at our production facilities excluding depreciation and depletion, to measure our financial performance. We believe production costs is a meaningful measure because it provides a measure of operating performance that is unaffected by historical cost basis.
Gross profit is further impacted by our ability to control other direct and indirect costs associated with the transportation and delivery of frac sand to our customers. We use gross profit, which we define as revenues less costs of goods sold, to measure our financial performance. We believe gross profit is a meaningful measure because it provides a measure of profitability and operating performance.
As a result, production volumes, costs of goods sold per ton, production costs per ton, sales volumes, sales price per ton sold and gross profit are key metrics used by management to evaluate our results of operations.
EBITDA and Distributable Cash Flow
We view EBITDA as an important indicator of performance. We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We use distributable cash flow to evaluate whether we are generating sufficient cash flow to support distributions to our unitholders. We define distributable cash flow as EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and the distribution from the preferred interest in Augusta to the extent not included in net income. Distributable cash flow will not reflect changes in working capital balances. EBITDA is a supplemental measure utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis. Distributable cash flow is a supplemental measure used to measure the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders.
Note Regarding Non-GAAP Financial Measures
EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
The following table presents a reconciliation of EBITDA and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated:

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	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2014	March 31, 2013
Reconciliation of distributable cash flow to net income:
Net income	18,520	$11,677
Depreciation and depletion expense	1,476	565
Amortization expense	2,536	—
Interest expense	1,410	314
EBITDA	$23,942	$12,556
Less: Cash interest paid	(1,272)	(255)
Less: Income attributable to non-controlling interest	(148)	(18)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(969)	(532)
Add: Accretion of asset retirement obligation	57	57
Distributable cash flow	21,610	11,808
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution(2)	(4,188)	2,664
Distributable cash flow attributable to Hi-Crush Partners LP	$17,422	$14,472

(1)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2)
The Partnership's historical financial information has been recast to combine Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recasted distributable cash flow earned during the periods prior to the Augusta Contribution.

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Results of Operations
Three Months Ended March 31, 2014 Compared to the Three Months Ended March 31, 2013
The following table presents consolidated revenues and expenses for the periods indicated.

	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Revenues	$70,578	$24,277
Costs of goods sold:
Production costs	14,836	8,355
Other cost of sales	27,204	—
Depreciation, depletion and amortization	2,126	565
Gross profit	26,412	15,357
Operating costs and expenses:
General and administrative	6,425	3,308
Exploration expense	—	1
Accretion of asset retirement obligation	57	57
Income from operations	19,930	11,991
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	—	—
Interest expense	(1,410)	(314)
Net income	18,520	11,677
Net income attributable to non-controlling interest	(148)	(18)
Net income attributable to Hi-Crush Partners LP	$18,372	$11,659

Revenues
Revenues generated from the sale of frac sand were $62,846 for the three months ended March 31, 2014, during which we sold 898,243 tons of frac sand. Revenue was $24,277 for the three months ended March 31, 2013, during which we sold 382,607 tons of frac sand produced from our production facilities. Average sales price per ton was $70 for the three months ended March 31, 2014 and $63 for the three months ended March 31, 2013. The change in sales price between the two periods is due to the mix in pricing of FOB plant and FOB destination (66% and 100% of tons were sold FOB plant for the three months ended March 31, 2014 and 2013, respectively) and the mix of product mesh sizes sold, partially offset by the reduced sales prices under certain of our customer contracts.
Other revenue was $7,732 for the three months ended March 31, 2014 related to transload and terminaling, silo leases and other services. We did not earn other revenue during the three months ended March 31, 2013.
Costs of goods sold – Production costs
We incurred production costs of $14,836, or $20.66 per ton produced and delivered, for the three months ended March 31, 2014, compared to $8,355, or $21.84 per ton sold, for the three months ended March 31, 2013.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the three months ended March 31, 2014 and 2013.

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	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Excavation costs	$4,304	$1,612
Plant operating costs	7,619	5,489
Royalties	2,913	1,254
Total production costs	$14,836	$8,355
The overall increase in production costs was attributable to higher tonnage produced and delivered from our production facilites in 2014 as compared to 2013. In addition, the cost of utilities increased in 2014 as compared to 2013 due to higher natural gas prices.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including demurrage costs, storage fees, labor and rent are charged to costs of goods sold in the period in which they are incurred.
We purchase sand through long-term supply agreements with third parties at a fixed price per ton and through the spot market. For the three months ended March 31, 2014, we incurred $5,037 of purchased sand costs.
We incur transportation costs including trucking, freight charges and fuel surcharges when transporting our sand from its origin to destination. For the three months ended March 31, 2014, we incurred $18,789 of transportation costs.
Other costs of sales was $3,378 during the three months ended March 31, 2014, and was primarily comprised of demurrage, storage fees and on-site labor.
We did not incur other costs of sales during the three months ended March 31, 2013.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the three months ended March 31, 2014 and 2013, we incurred $2,126 and $565, respectively, of depreciation, depletion and amortization expense. The increase in such costs is attributable to D&I operations and the depreciation and amortization of its tangible and intangible assets during the period.
Gross Profit
Gross profit was $26,412 and $15,357 for the three months ended March 31, 2014 and 2013, respectively. Gross profit was primarily impacted by additional tons sold and additional gross profit contributed from the D&I operations.
Operating Costs and Expenses
For the three months ended March 31, 2014 and 2013, we incurred general and administrative of expenses of $6,425 and $3,308, respectively. The increase was primarily the result of $1,886 of intangible asset amortization and $1,128 of costs attributable to the D&I operations.
Interest Expense
Interest expense was $1,410 and $314 for the three months ended March 31, 2014 and 2013, respectively. The increase in interest expense during the 2014 period was primarily attributable to interest on borrowings used to finance the acquisition of D&I.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $18,372 and $11,659 for the three months ended March 31, 2014 and 2013, respectively.

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Liquidity and Capital Resources
Overview
We expect our principal sources of liquidity will be cash generated by our operations, supplemented by borrowings under our amended and restated $150,000 five-year revolving credit facility, as necessary. We believe that cash from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. As of April 30, 2014, our sources of liquidity consisted of $28,707 of available cash and $144,580 pursuant to available borrowings under our revolving credit facility ($150,000, net of $5,420 letter of credit commitments). In addition, our general partner is authorized to issue an unlimited number of units without the approval of existing limited partner unitholders.
We expect that our future principal uses of cash will be for working capital, making distributions to our unitholders, capital expenditures and funding any debt service obligations. In April 2014, we announced the planned expansion of the annual capacity of the Augusta facility by 800,000 tons. The expansion is expected to be completed in 2014 at an approximate cost of $25,000. On April 16, 2014, our general partner’s board of directors declared a cash distribution for the first quarter of 2014 of $0.5250 per common and subordinated unit, or $2.10 on an annualized basis. This represented the seventh distribution declared by us and corresponds to a 11% increase from our minimum quarterly distribution of $0.4750 per unit. This distribution will be paid on May 15, 2014 to unitholders of record on May 1, 2014. On a going-forward basis, we intend to pay a quarterly distribution of $0.5250 per common and subordinated unit per quarter, which equates to approximately $17,391 per quarter, or $69,564 per year, based on the number of common and subordinated units outstanding, to the extent we have sufficient operating surplus, as defined in our partnership agreement, and cash generated from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We do not have a legal or contractual obligation to pay this distribution. Holders of our Class B units are not entitled to distributions until they are converted into common units of the Partnership, with such conversion being fully contingent upon defined earnings and distribution payment thresholds over a specific period of time.
Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. As of March 31, 2014, we had a positive working capital balance of $34,186 as compared to a balance of $33,356 at December 31, 2013.

	March 31, 2014	December 31, 2013
Current assets:
Accounts receivable	44,540	37,442
Inventories	11,961	22,418
Prepaid and other current assets	2,150	1,625
Total current assets	58,651	61,485
Current liabilities:
Accounts payable	9,752	10,108
Accrued and other current liabilities	8,314	7,669
Due to sponsor	6,399	10,352
Total current liabilities	24,465	28,129
Working capital	$34,186	$33,356
Accounts receivable increased by $7,098 during the three months ended March 31, 2014, which was primarily driven by a $6,603 increase in sales during the first quarter of 2014 as compared to the fourth quarter of 2013. Sales in the first quarter were higher in the month of March 2014 compared to December 2013 further increasing the accounts receivable balances.
Our inventory consists primarily of sand that has been excavated and processed through the wet plant and finished goods in transit. The decrease in our inventory was primarily driven by decreased finished goods inventory of $4,795 during the period, coupled with a decrease to our stockpile during the winter months when our wet plant operations shut down. Most of our finished goods inventory is either in transit to our customers or held at our terminals for future sale.
Our accounts payable to our sponsor decreased during the three months ended March 31, 2014 due to repayments on previous payments made by the sponsor on our behalf.

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	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Net cash provided by (used in):
Operating activities	$22,666	$14,826
Investing activities	(3,477)	$(3,741)
Financing activities	(28,226)	$(6,985)
Cash Flows - Three Months Ended March 31, 2014 and 2013
Operating Activities
Net cash provided by operating activities was $22,666 and $14,826 for the three months ended March 31, 2014 and 2013, respectively. Operating cash flows include $18,520 and $11,677 of net income earned during the three months ended March 31, 2014 and 2013, respectively, adjusted for non-cash operating expenses and changes in operating assets and liabilities described above. The increase in cash flows from operations was primarily attributable to additional cash flows generated from increased sales volumes and a reduction in our average days of inventory on hand.
Investing Activities
Net cash used in investing activities was $3,477 for the three months ended March 31, 2014 and consisted primarily of expenditures associated with purchases of additional equipment and construction of facilities to store 100 mesh product at our production facilities and construction costs for a new terminal facility in the Permian basin. Net cash used in investing activities was $3,741 for the three months ended March 31, 2013 and consisted primarily of construction costs related to a new conveyor system installed over the rail line bisecting the Wyeville facility.
Financing Activities
Net cash used in financing activities was $28,226 for the three months ended March 31, 2014, and was comprised of $14,726 of distributions to our unitholders and a $13,500 repayment of our revolving credit facility.
Net cash used by financing activities was $6,985 for the three months ended March 31, 2013, which included receipts of $38,250 of borrowings under our revolving credit facility and $5,615 of net repayments of affiliate financing from our sponsor. These inflows were offset by $17,598 of distributions during the quarter and repayment of $33,250 bank debt assumed by Augusta.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are likely to have a material effect on our current or future financial condition, changes in financial condition, sales, expenses, results of operations, liquidity, capital expenditures or capital resources.
The Partnership has long-term operating leases for rail access, railcars and equipment at its terminal sites, which are also under long-term lease agreements with various railroads.
Capital Requirements
We do not have any significant anticipated capital requirements associated with the Wyeville facility and there are currently not any significant required capital commitments related to our terminal facilities. In April 2014 we announced the planned expansion of the annual capacity of the Augusta facility by 800,000 tons. The expansion is expected to be completed in 2014 at an approximate cost of $25,000.
Revolving Credit Facility and Senior Secured Term Loan Facility
As of April 30, 2014, we have a five year $150,000 senior secured revolving credit facility. This facility amended, restated and replaced our prior $200,000 four-year senior secured revolving credit facility. As of April 30, 2014, we had no indebtedness and $144,580 of undrawn borrowing capacity ($150,000, net of $5,420 letter of credit commitments) under our amended and restated credit facility. The credit facility is available to fund working capital and general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under our revolving credit facility are secured by substantially all of our assets.

As of April 30, 2014, we have a seven year $200,000 senior secured term loan facility. As of April 30, 2014, the senior secured term loan facility was fully drawn. The senior secured term loan facility permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental senior secured term loan facility would be on terms to be agreed among us, the administrative agent under

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the senior secured term loan facility and the lenders who agree to participate in the incremental facility.  Borrowings under our senior secured term loan facility are secured by substantially all of our assets.
For additional information regarding our revolving credit facility and the senior secured term loan facility, see Note 1 of the Notes to Unaudited Condensed Consolidated Financial Statements included under Part I, Item 1 of this Quarterly Report on Form 10-Q.

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Forward-Looking Statements
Some of the information in this Quarterly Report on Form 10-Q may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2013. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•	the volume of frac sand we are able to buy and sell;

•	the price at which we are able to buy and sell frac sand;

•	changes in the price and availability of natural gas or electricity;

•	changes in prevailing economic conditions;

•	unanticipated ground, grade or water conditions;

•	inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

•	environmental hazards;

•	difficulties in obtaining or renewing environmental permits;

•	industrial accidents;

•	changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

•	the outcome of litigation, claims or assessments, including unasserted claims;

•	inability to acquire or maintain necessary permits or mining or water rights;

•	facility shutdowns in response to environmental regulatory actions;

•	inability to obtain necessary production equipment or replacement parts;

•	reduction in the amount of water available for processing;

•	technical difficulties or failures;

•	labor disputes and disputes with our excavation contractor;

•	late delivery of supplies;

•	difficulty collecting receivables;

•	inability of our customers to take delivery;

•	fires, explosions or other accidents;

•	cave-ins, pit wall failures or rock falls;

•	our ability to borrow funds and access capital markets;

•	changes in the political environment of the drilling basins in which we operate; and

•	changes in the railroad infrastructure, price, capacity and availability, including the potential for rail line washouts.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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